FOR IMMEDIATE RELEASE
                                                        For information contact:
                 Michael J. Stachura, Vice President and Chief Financial Officer
                                    Charis W. Copin, Director-Investor Relations

                    PSC REQUESTS HEARING BEFORE NASDAQ PANEL

Rochester, New York--December 11, 2000--PSC Inc. (Nasdaq:PSCX), a global leader in the manufacture and marketing of bar code scanning equipment and automatic data collection solutions, today announced that it has requested a hearing before a Nasdaq Listing Qualifications Panel to review a Nasdaq Staff Determination that PSC fails to comply with the minimum bid price requirement for continued listing on The Nasdaq National Market as set forth in Nasdaq Marketplace Rule 4450(b)(04). Until there is a determination from the hearing, scheduled for January 4, 2001, PSC will continue to trade on the National Market. The Company said that if the Panel does not grant the Company's request for continued listing, it would apply to list its shares on The Nasdaq SmallCap Market. There can be no assurance that the Company's shares will be accepted for listing on The Nasdaq SmallCap Market.

Edward J. Borey, PSC's recently appointed President and Chief Executive Officer said, "We are actively restructuring PSC to quickly improve results and grow profitably. We expect that solid performance ultimately will be reflected in our valuation and PSC's stock price."

PSC Inc. is a leading manufacturer and marketer of bar code scanning and automatic data collection solutions of the highest quality and exceptional reliability. Its broad range of products includes a full line of laser and non-laser based handheld and fixed position bar code scanners, two dimensional image readers, wireless portable data terminals, warehouse management software, bar code scan engines and verifiers and automated carton dimensioning systems. These products are used in automated data collection solutions in the retail, manufacturing, warehousing, logistics and package handling markets.
Headquartered in the Rochester, New York suburb of Webster, PSC has manufacturing facilities in Webster and Eugene, Oregon. PSC has sales and service offices throughout the Americas, Europe, Asia and Australia.

The forward-looking statements contained in this release are based on estimates of future performance and are highly dependent upon a variety of factors which could cause actual results to differ materially. These factors include the market acceptance of products, competitive product offerings and pricing pressures, the ability to control manufacturing and operating costs, the integration of acquisitions, foreign currency and interest rate fluctuations, fulfillment of lending agreements and the disposition of legal issues. Reference should be made to filings with the Securities and Exchange Commission for further discussions of factors that could affect PSC's future results.

Further information is available at the PSC web site, www.pscnet.com
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